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                        SYMONS INTERNATIONAL GROUP, INC.

                              2003 PROXY STATEMENT

                           NOTICE AND PROXY STATEMENT

                        SYMONS INTERNATIONAL GROUP, INC.
                               4720 KINGSWAY DRIVE
                          INDIANAPOLIS, INDIANA  46205

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 11, 2003

          The Annual Meeting of Shareholders of Symons International Group, Inc. (the "Company") will be held on Friday, July 11, 2003 at 10:00 a.m. at the Company's offices, 4720 Kingsway Drive, Indianapolis, Indiana, for the following purposes:

1.     To  elect  a  director  of  the  Company  for  a  term to expire in 2006;

2. To consider and act upon the ratification of the appointment of BDO Seidman, LLP, as independent auditors of the Company for the year ending December 31, 2003; and

3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

     The accompanying proxy is solicited by the Board of Directors of the Company. The proxy statement and the Company's Annual Report for the year ended December 31, 2002 are enclosed.

     The record date for the determination of shareholders entitled to vote at the meeting is May 29, 2003, and only shareholders of record at the close of business on that date will be entitled to vote at this meeting, or any adjournment thereof.

YOUR VOTE IS IMPORTANT! WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

FOR  THE  BOARD  OF  DIRECTORS

                               [GRAPHIC  OMITED]

                               [GRAPHIC  OMITED]


Douglas  H.  Symons
Chief  Executive  Officer

Indianapolis,  Indiana
April  21,  2003

                        SYMONS INTERNATIONAL GROUP, INC.

                                 PROXY STATEMENT

                   FOR THE 2003 ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD FRIDAY, JULY 11, 2003

The accompanying proxy is solicited by the board of directors of Symons International Group, Inc. (the "Company") for use at the annual meeting of shareholders to be held July 11, 2003 at 4720 Kingsway Drive, Indianapolis, Indiana, and at any adjournments thereof. Proxies will be solicited principally through the mail, although directors, officers and employees of the Company may, without additional consideration, solicit proxies personally, or by telephone, telegraph or special letter. All costs of soliciting proxies will be borne by the Company. When the proxy is properly executed and returned, the shares it represents will be voted at the annual meeting in accordance with any directions noted on that proxy. If no direction is indicated, the proxy will be voted in favor of the proposals set forth in the notice attached to this proxy statement.

The election of directors will be determined by a plurality of the shares present in person or represented by proxy. All other matters to come before the meeting will be approved if the votes cast in favor exceed the votes cast against. Any abstention or broker non-vote on any such matter will not change the number of votes cast for or against the matter, however, such abstaining shares will be counted in determining whether a quorum is present pursuant to the applicable provisions of the Indiana Business Corporation Law.

The board of directors knows of no matters, other than those reported herein, which are to be brought before the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by a written notice delivered to the Secretary of the Company by mail or in person at the meeting. The approximate date of mailing of this proxy statement and the accompanying proxy card is June 10, 2003.

The Company has fixed May 29, 2003, as the record date for determining shareholders entitled to notice of and to vote at the meeting and any adjournment thereof. As of April 17, 2003, there were 10,385,399 shares of common stock of the Company outstanding and entitled to vote at the meeting.


                            1.  ELECTION OF DIRECTORS

During 2002, the size of the Board reduced from seven members to four members. The Board of Directors continues to search for qualified candidates to fill the vacancies on the Board created during 2002. The directors of the Company are divided into three classes and are elected to hold office for a three-year term. The election of each class of directors is staggered over each three-year period. Unless otherwise directed, each proxy card executed and returned by a shareholder will be voted for the election of the nominee listed below. If the person named as a nominee shall be unable or unwilling to stand for election at the time of the annual meeting, the proxy holders will nominate and vote for a replacement nominee recommended by the board. At this time, the board knows of no reason why the nominee listed below may not be able to serve as director if elected.

The board of directors unanimously recommends the election of the following nominee for a three (3) year term to expire in the year 2006.

                              NOMINEE FOR ELECTION

Michael  D.  Puckett                         Age 50          Director Since 2002
CFG  Wealth  Management  Services,  Inc.

Michael D. Puckett, has served as a director of the Company since November 13, 2002. Mr. Puckett is President and CEO of CFG Wealth Management Services, Inc., an SEC Registered Investment Advisor authorized to transact business in all 50 states. Mr. Puckett is a Certified Financial Planner.

Goran Capital Inc. ("Goran") owns sufficient shares of the Company to ensure the election of the named nominee, and Goran presently intends to vote for the nominee listed above.

                         DIRECTORS CONTINUING IN OFFICE

G.  Gordon  Symons                         Age  81          Director  Since 1987
Chairman of the Board of Directors of the Company and Goran

G. Gordon Symons, has been Chairman of the Board of Directors of the Company since its formation in 1987. His term expires in 2005. Mr. Symons founded the predecessor to Goran, the 73.8% shareholder of the Company, in 1964 and has served as the Chairman of the Board of Goran since its formation in 1986. Mr. Symons also served as the President of Goran until 1992 and the Chief Executive Officer of Goran until 1994. Mr. Symons currently serves as a director of Symons International Group Ltd. ("SIGL"), a Canadian corporation controlled by him, which together with members of the Symons family, controls Goran. Mr. Symons also serves as Chairman of the Board of Directors of all of the subsidiaries of Goran. Mr. Symons is the father of Douglas H. Symons.

Douglas  H.  Symons                         Age  50          Director Since 1987
President  and  CEO  of  the  Company  and  Goran

Douglas H. Symons has served as a director and as President of the Company since its formation in 1987. His term expires in 2004. Mr. Symons served as the Company's Chief Operating Officer from July 1996 until he became its Chief Executive Officer in November 1999. Mr. Symons also served as Chief Executive Officer of the Company from 1989 until July 1996. Mr. Symons has been a director of Goran since 1989 and served as Goran's Chief Operating Officer and Vice President from 1989 until May 31, 2002 when he became Chief Executive Officer and President. Mr. Symons is the son of G. Gordon Symons.

Terry  W. Anker                              Age 37          Director Since 2001

Terry W. Anker became a director of the Company on November 29, 2001. His term expires in 2005. Mr. Anker is the chairman of the board of Anthology Companies, a holding company consisting of Keystone Lighting and Keystone's Light Lab, retail and wholesale residential lighting distribution businesses. Mr. Anker previously led the Marion County Regulatory Review Commission, an organization charged with streamlining city-county government bureaucracy in Indianapolis. Mr. Anker also developed the I.T.S. technology for electronic submission of court filings for HPS, Inc.


                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During the year ended December 31, 2002, the board of directors of the Company met four times, including teleconferences, and took a number of actions by written consent. Each director participated in 75% or more of the meetings of the board including committee meetings (held during the period for which he has been a director). The board of directors appoints from its members an Executive Committee, a Security Committee, an Audit Committee and a Compensation Committee.

EXECUTIVE  COMMITTEE
The Executive Committee is comprised of G. Gordon Symons and Douglas H. Symons. The Executive Committee is empowered by the board of directors to take action on behalf of the board in connection with the management and affairs of the business of the Company.

SECURITY  COMMITTEE
Prior to May 31, 2002, the Security Committee was comprised of Robert C. Whiting and Douglas H. Symons. On May 31, 2002, Mr. Whiting was elected to the Goran board and resigned as a member of the Company's board. The primary responsibility of the Security Committee is to review risk exposure to the Company in connection with its reinsurance programs and other property and liability exposures. The Security Committee did not meet during 2002.

AUDIT  COMMITTEE
During a portion of the year, the members of the Audit Committee were Larry S. Wechter, Robert C. Whiting and Terry W. Anker. The Audit Committee met twice during 2002 prior to the resignations of Mr. Whiting on May 31, 2002 and Mr. Wechter on August 12, 2002. After the resignations of Mr. Wechter and Mr Whiting, the full board carried out the responsibilities of the Audit Committee. The primary responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee.

COMPENSATION  COMMITTEE
The Compensation Committee of the Company is comprised of Terry W. Anker, Michael D. Puckett and Douglas H. Symons. The Compensation Committee makes recommendations concerning executive compensation and benefit levels to the board of directors and has the authority to approve all specific transactions pursuant to the Symons International Group, Inc. 1996 Stock Option Plan (the "Plan"). The Compensation Committee met once during 2002.

COMPENSATION  OF  DIRECTORS
Directors of the Company who are not employees of the Company or its affiliates receive an annual retainer of $10,000. In addition, the Company reimburses its directors for reasonable travel expenses incurred in attending board and board committee meetings. Each director of the Company who is not also an employee of the Company receives a meeting fee of $1,000 for each committee meeting attended, with committee chairs receiving an additional $1,500 per quarter.


                     VOTING SECURITIES AND BENEFICIAL OWNERS

Only shareholders of record as of the close of business on May 29, 2003 will be entitled to vote at the annual meeting. On the record date, there were 10,385,399 shares of common stock outstanding, the only class of the Company's stock that is currently outstanding.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of April 21, 2003, the number and percentage of shares of common stock of the Company held by each person known to the Company to own beneficially more than five percent of the issued and outstanding common stock of the Company, and the ownership interests of each of the Company's directors and named executive officers, and all directors and executive officers of the Company as a group, in the common stock of the Company and in the common stock of the Company's 73.8% shareholder, Goran. Unless otherwise indicated in a footnote to the following table, each beneficial owner possesses sole voting and investment power with respect to the shares owned.


                                         SYMONS INTERNATIONAL GROUP, INC.    GORAN CAPITAL INC.
                                         --------------------------------    ----------------------
                                         AMOUNT AND                          AMOUNT AND
                                         NATURE OF                           NATURE OF
                                         BENEFICIAL         PERCENT          BENEFICIAL    PERCENT
NAME                                     OWNERSHIP          OF CLASS         OWNERSHIP     OF CLASS
----------------------------  --------------------------------  -------------------  ----------  ---
G. Gordon Symons1 . . . . . . . .      520,000                 4.8%          2,375,524      42.1%
                                   ---------------------------  -------------------  ----------  ---
Douglas H. Symons3. . . . . . . .      245,500                 2.3%            311,455       5.7%
                                   ---------------------------  -------------------  ----------  ---
Alan G. Symons2 . . . . . . . . .       72,691                   *             568,065      10.5%
                                   ---------------------------  -------------------  ----------  ---
Gene S. Yerant. . . . . . . . . .            0                   0                   0         0
                                  ----------------------------  -------------------  ----------  ---
David N. Hafling4 . . . . . . . .       10,000                   *               3,333         *
                                  ----------------------------  -------------------  ----------  ---
Gregg F. Albacete6. . . . . . . .       10,000                   *               6,666         *
                                  ----------------------------  -------------------  ----------  ---
Bruce Dwyer . . . . . . . . . . .            0                   0              21,666         *
                                  ----------------------------  -------------------  ----------  ---
Terry W. Anker. . . . . . . . . .            0                   0                   0         0
                                  ----------------------------  -------------------  ----------  --
Michael D. Puckett. . . . . . . .            0                   0                   0         0
                                  ----------------------------  -------------------  ----------  --
Goran Capital Inc5. . . . . . .      7,666,283                73.8%                  0         0
                                  ----------------------------  -------------------  ----------  --
All executive officers and
directors as a group (9 persons)       858,191                 7.7%          3,286,709      57.3%
---------------------------------------------------------------------------------------------------

*     Less  than  1%  of  class.
1 With respect to the shares of the Company, 10,000 shares are owned directly and 510,000 shares may be purchased pursuant to stock options that are exercisable within 60 days. With respect to the shares of Goran, 479,111 shares are held by trusts of which Mr. Symons is the beneficiary, 1,646,413 of the shares indicated are owned by Symons International Group Ltd., of which Mr. Symons is the controlling shareholder, and 250,000 shares are subject to options exercisable within 60 days.
2 With respect to the shares of Goran, 387,215 are held by a trust over which Mr. Symons exercises limited direction, and 180,850 are owned directly.
3 With respect to shares of the Company, 35,500 shares are owned directly and 210,000 shares may be purchased pursuant to stock options that are exercisable within 60 days. With respect to shares of Goran, 251,455 shares are owned directly and 60,000 shares are subject to options that are exercisable within 60 days.
4 With respect to shares of the Company 10,000 shares may be purchased pursuant to stock options that are exercisable within 60 days. With respect to shares of Goran, 3,333 shares may be purchased pursuant to stock options exercisable within 60 days.
5 Goran's office address is 2 Eva Road, Suite 200, Toronto, Ontario Canada M9C 2A8.
6 With respect to shares of the Company 10,000 shares may be purchased pursuant to stock options that are exercisable within 60 days. With respect to shares of Goran, 6,666 shares may be purchased pursuant to stock options exercisable within 60 days.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, as well as persons who own more than 10% of the outstanding common shares of the Company, to file reports of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all Section
16(a) forms they file. Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no reports were required for those persons, the Company believes that during 2002, all filing requirements applicable to its officers, directors and greater than 10% shareholders were met.


                      REPORT OF THE COMPENSATION COMMITTEE

The Committee regularly reviews the Company's executive compensation policies and practices and approves of the compensation of executive officers. The Committee's executive compensation policy is designed to attract, retain, and motivate highly talented individuals at the executive level of the organization. Executive compensation is based on the level of job responsibility, individual performance, and Company performance. Compensation also reflects the value of the job in the marketplace. To attract and retain highly skilled executives, the Company must remain competitive with the pay of other premier employers who compete with the Company for talent. The Committee believes that the Company's executive compensation program reflects these principles and gives executives strong incentives to maximize Company performance and therefore enhance shareholder value. The policy consists of both annual and long-term components, which should be considered together in assessing whether the policy is attaining its objectives.

To align the interest of employees with those of shareholders, the Company provides employees the opportunity for equity ownership through the Plan. The Compensation Committee makes recommendations to the board for the award of stock options pursuant to the Plan. The objectives of the Plan are to align employee and shareholder long-term interests by creating a strong and direct link between employee compensation and shareholder return and to enable employees to develop and maintain a long-term ownership position in the Company's common stock. A total of 1,500,000 shares of the Company's common stock have been reserved for issuance under the Plan. As of April 17, 2003, 615,000 shares were available for grant of options pursuant to the Plan. There were no grants of options during 2002.

The Company's total compensation program for officers includes base salaries, bonuses and the grant of stock options pursuant to the Plan. The Company's primary objective is to achieve above-average performance by providing the opportunity to earn above-average total compensation (base salary, bonus and value derived from stock options) for above-average performance. The program is designed to attract, motivate, reward and retain the management talent required to serve shareholder, customer and employee interests. The Company believes that this program also motivates the Company's officers to acquire and retain appropriate levels of stock ownership. It is the opinion of the Compensation Committee that the total compensation earned by Company officers during 2002 achieves these objectives and is fair and reasonable.

The compensation of Douglas H. Symons, Chief Executive Officer of the Company, was approved by the Compensation Committee in March, 1999. Effective May 31, 2002, Goran Capital Inc. agreed to pay the salary of Douglas H. Symons. The Committee has reviewed the salary of Douglas H. Symons subsequent to the date he became Chief Executive Officer. The Compensation Committee has reviewed other compensation paid to Douglas H. Symons during 2002.

Federal income tax law disallows corporate deductibility for "compensation" paid in excess of $1 million, unless such compensation is payable solely on account of achievement of an objective performance goal. As part of its on-going responsibilities with respect to executive compensation, the Compensation Committee will monitor this issue to determine what actions, if any, should be taken as a result of the limitation on deductibility.

The  Compensation  Committee

Terry  W.  Anker,  Chairman
Michael  D.  Puckett
Douglas  H.  Symons

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Prior  to  May 31, 2002, the Company's Compensation Committee consisted of Terry
W. Anker, Robert C. Whiting and Douglas H. Symons. Mr. Whiting resigned as a director of the Company on May 31, 2002. Michael D. Puckett joined the Company's Compensation Committee on November 13, 2002. Neither Mr. Whiting nor Mr. Puckett has any interlocks reportable under Item 402(j)(3) of Regulation S-K. Douglas H. Symons has served as a director and executive officer of the Company since its formation in 1987 and as a director and executive officer of Goran, the majority owner of the Company, since 1989. Douglas H. Symons is also an executive officer of each of the Company's subsidiaries. G. Gordon Symons, Chairman of the Company, is a director of each of the Company's subsidiaries and is empowered to determine the compensation of the executive officers of the Company's subsidiaries. Alan G. Symons was an executive officer and director of the Company and its subsidiaries until May 31, 2002.

The Company has made the following personal loans to Alan G. Symons, who resigned as an executive officer and director of the Company on May 31, 2002 which were outstanding during 2002:

                      LARGEST LOAN BALANC     BALANCE AS OF
DATE OF LOAN . . . .  BALANCE DURING 2002     MARCH 31, 2003   INTEREST RATE
                      ---------------------------------  ---------------  ------
February 24, 1988(2)  $            27,309   $        27,309             None
--------------------  ---------------------------------  ---------------  ------
March 19, 1998(3). .  $            15,293   $        15,293            5.85%
                      ---------------------------------  ---------------  ------
October 28, 1999(5).  $           119,500   $       121,125             6.5%
--------------------  ---------------------------------  ---------------  ------

The Company has made the following personal loans to Douglas H. Symons, which were outstanding during 2002:

                       LARGEST LOAN BALANCE   BALANCE AS OF
DATE OF LOAN. . . . .  DURING 2002            MARCH 31, 2003   INTEREST RATE
                       ---------------------  ---------------  --------------
February 24, 1988(1).  $              2,219  $         2,219            None
---------------------  ---------------------  ---------------  --------------- -
Prior to 1997(1). . .  $              66,256  $       66,256            None
                       ---------------------  ---------------  ----------------
September 29, 1999(4)  $             119,500  $      121,125             6.5%
                       ---------------------  ---------------  -----------------
June 28, 2000(1). . .  $              80,000  $       80,000            None
                       ---------------------  ---------------  -----------------
June 4, 2001(1) . . .  $              50,000  $        50,000           None
---------------------  ---------------------  ---------------  --------------

(1)  The  loan  by the Company represents an advance and does not bear interest.
(2) The loans by the Company to Alan G. Symons in 1986 and 1988 were made to facilitate the purchase of common shares of the Company, are collateralized by a pledge of the common shares of the Company acquired, are payable on demand and are interest free.
(3) The loan by SIG to Alan G. Symons on March 19, 1998 was made to satisfy obligations to third parties. Such loan was erroneously referred to in Goran's 2002 Proxy Statement as a loan by Goran. Such loan was secured by a pledge of his options to purchase shares in Superior Insurance Group Management, Inc. (formerly, GGS Management Holdings, Inc.), a subsidiary of the Corporation, and bore interest at the rate of 5.85% per year. The principal of the loan was repaid during 1999. The balance remaining represents interest on the loan.
(4) The loan by the Company to Douglas H. Symons on September 29, 1999 was made to satisfy indebtedness to third parties. Such loan is unsecured, bears interest at the rate of 6.5% per year and is payable on demand.
(5) The loan by the Company to Alan G. Symons on October 28, 1999 was made to satisfy indebtedness to third parties, is unsecured and bears interest at the rate of 6.5% and is payable on demand.


                               EXECUTIVE OFFICERS

Presented below is certain information regarding the executive officers of the Company who are not also directors. Their respective ages and their respective positions with the Company are listed as follows:

     NAME                 AGE    POSITION

     Bruce  K.  Dwyer     54     Chief  Financial  Officer
     Gregg  F.  Albacete  41     Vice  President  and  Chief Information Officer
     David  N.  Hafling   55     Vice  President  and  Chief  Actuary

Mr. Dwyer has served as interim Chief Financial Officer of the Company since September 2002. Mr. Dwyer also served as Chief Financial Officer of Goran and the Company in 1999 and 2000 and in a similar position in Goran from 1981 to 1996. Mr. Dwyer also has a consulting practice.

Mr. Albacete has served as Vice President and Chief Information Officer of the Company since January 2000. Mr. Albacete served as Vice President and Chief Information Officer of Leader Insurance from December 1987 to January 2000. From March 1982 to February 1985 Mr. Albacete worked for Transport Insurance. Prior to March 1982, Mr. Albacete was a self-employed consultant.

Mr. Hafling has served as Vice President and Chief Actuary of the Company since December 1998. Prior to joining the Company, Mr. Hafling spent 26 years with American States Insurance Company, with his last seven years as Senior Vice President-Actuary. He has been a fellow of the Casualty Actuarial Society since 1979 and is a member of the American Actuarial Society.

                       REMUNERATION OF EXECUTIVE OFFICERS

The following table shows the cash compensation paid by the Company or any of its subsidiaries and other compensation paid during the last three calendar years to the Company's Chief Executive Officer during 2002 and the Company's four other most highly paid executive officers during 2002 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION
                                               -------------------
                                                                 LONG TERM
                                                               COMPENSATION
                                                                   AWARDS
                                                                 SECURITIES     ALL
NAME AND PRINCIPAL                                               UNDERLYING    OTHER
POSITION                         YEAR           SALARY    BONUS    OPTIONS   COMPENSATION
------------------------  -------------------  --------  --------  -------  -------------
Douglas H. Symons. . . .                 2002  $186,218  $ 25,368        0  $     17,5261
Chief Executive Officer.                 2001  $375,000  $      0        0  $      1,6512
and President. . . . . .                 2000  $375,000  $      0  210,000  $     45,8463
                          -------------------  --------  --------  -------  -------------
Gene S. Yerant4. . . . .                 2002  $235,105  $      0        0  $    262,3715
Executive Vice President                 2001  $500,000  $    912        0  $     11,2236
                                         2000  $500,000  $250,000        0  $     21,6357
                          -------------------  --------  --------  -------  -------------
Bruce Dwyer, Chief
Financial Officer8 . . .                 2002  $      0  $      0        0  $      6,5349
                          -------------------  --------  --------  -------  -------------
David N. Hafling . . . .                 2002  $152,367  $  5,000        0  $      1,9812
Vice President, Chief. .                 2001  $135,230  $      0        0  $      1,7432
Actuary. . . . . . . . .                 2000  $118,846  $      0    2,000  $        3002
                          -------------------  --------  --------  -------  -------------
Gregg F. Albacete. . . .                 2002  $196,226  $      0        0  $      1,9812
Vice President, Chief. .                 2001  $184,875  $ 37,986        0  $      1,7472
Information  Officer . .                 2000  $175,000  $ 50,000   10,000  $    19,32510
------------------------  -------------------  --------  --------  -------  -------------

1 Includes $1,981 of health and life insurance premiums and $15,545 for reimbursement of medical expenses.
2    Health  and  life  insurance  premiums.
3 Includes $43,510 of accrued vacation and $2,336 of health and life insurance premiums.
4    Mr.  Yerant's  employment  terminated  May  20,  2002.
5 Includes a severance payment of $250,000 and health, life and property insurance premiums of $12,371.
6    Includes  $1,990  of  health  and  life  insurance  premiums.
7 Includes $19,067 of relocation expenses and $2,568 of health and life insurance premiums.
8 Since October 2002, Mr. Dwyer has been serving as the Company's interim Chief Financial Officer.
9    Consulting  fee.
10 Includes $17,362 of relocation expenses and $1,963 of health and life insurance premiums.


                      OPTION EXERCISES AND YEAR-END VALUES

The following table shows unexercised stock options held by the Company's named executive officers at December 31, 2002. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options. The closing OTC stock price as of December 31, 2002 was $.03, which was lower than the option exercise prices; therefore, there were no unexercised in-the-money options. There were no exercises of stock options by the named executive officers during 2002.

                       AGGREGATED OPTION EXERCISES IN 2002
                       AND DECEMBER 31, 2002 OPTION VALUES

                     NUMBER OF SHARES UNDERLYING             VALUE OF UNEXERCISED
                      UNEXERCISED OPTIONS AT                IN-THE-MONEY OPTIONS AT
NAME                    DECEMBER 31, 2002                     DECEMBER 31, 20021
-----------------  --------------------------------------------------------------------
                     Exercisable   Unexercisable       Exercisable   Unexercisable
                   --------------------------------------------------------------------
Douglas H. Symons       210,000             0                  0               0
                   --------------------------------------------------------------------
Gene S. Yerant. .             0             0                  0               0
                   --------------------------------------------------------------------
Alan G. Symons. .             0             0                  0               0
                   --------------------------------------------------------------------
David N. Hafling.         6,667         3,333                  0               0
                   --------------------------------------------------------------------
Gregg F. Albacete         6,667         3,333                  0               0
                   --------------------------------------------------------------------
Bruce Dwyer . . .             0             0                  0               0
-----------------  --------------------------------------------------------------------

1 Based on the December 31, 2002 closing OTC stock price which was $.03 per share.


                               STOCK OPTION GRANTS

There were no grants of stock options to the Company's named executive officers in 2002.

                     LONG TERM INCENTIVE PLAN AWARDS IN 2002

There were no long-term incentive plan awards to the Company's named executive officers in 2002.

                          CERTAIN EMPLOYMENT AGREEMENTS

Certain of the Company's officers have entered into employment contracts with the Company or one of its subsidiaries.

Douglas H. Symons, Chief Executive Officer of the Company, is subject to an employment agreement, with such agreement calling for a base salary of not less than $500,000 per year. This agreement became effective on May 31, 2002 and continues in effect for an initial period of two years. Upon the expiration of the initial two-year period, the term of the agreement is automatically extended from year to year thereafter and is cancelable upon six months' notice. This agreement contains customary restrictive covenants respecting confidentiality and non-competition during the term of employment and for a period of two years after the termination of the agreement. In addition to annual salary, Douglas
H. Symons may earn a bonus in an amount ranging from 0 to 100% of base salary. At the discretion of the board, bonus awards may be greater than the amounts indicated if agreed upon financial targets are exceeded. Upon a change of control of the Company or Goran and in the event of a non-renewal of Douglas H. Symons' employment agreement, Douglas H. Symons is entitled to a severance amount equal to two years salary. On May 31, 2002 Douglas H. Symons became the Chief Executive Officer and President of Goran, and Goran approved the payment of Goran's and the Company's annual salary obligations under the employment agreement.

The Company and Goran entered into an employment agreement with David N. Hafling under which he serves as Vice President and Chief Actuary of the Company. The agreement became effective on October 15, 2001 and continues until December 31, 2004. The agreement is automatically renewed for one year periods thereafter unless earlier terminated upon 60 days advance notice. The agreement provides that Mr. Hafling will receive a base salary of not less than $150,000 annually and an annual bonus of up to $30,000.

The Company and Goran entered into an employment agreement with Gregg F. Albacete, Vice President and Chief Information Officer of the Company. The agreement became effective on January 26, 2000 for an initial term of three years and was automatically renewable for one-year periods thereafter unless sooner terminated. The agreement provided for a base salary of not less than $175,000 annually and an annual bonus of up to $75,000. This agreement terminated on January 31, 2003.

The Company and Goran entered into an employment agreement with Gene S. Yerant under which he served as Executive Vice President of the Company and President of Superior Insurance Group, Inc., a subsidiary of the Company. The agreement became effective on January 10, 2000 and was terminated on May 20, 2002. The agreement provided for a base salary of $500,000 annually and a bonus of up to 100% of salary based upon achievement of certain performance objectives. Following the termination of the employment of Gene S. Yerant on May 20, 2002, the Company and Goran entered into an agreement with Mr. Yerant which provided for two separation payments of $250,000 each, both of which were paid as of January 31, 2003.

The Company, Goran, and Granite Reinsurance Company Ltd. ("Granite Re"), a wholly-owned subsidiary of Goran, have entered into an employment agreement with
G. Gordon Symons, Chairman of the Board of the Company, pursuant to which G. Gordon Symons is entitled to receive from Granite Re an annual sum of $150,000. Upon a change of control of the Company or Goran, G. Gordon Symons is entitled to a payment in the amount of $1,125,000. In the event Granite Re shall fail to pay the amounts due under the agreement, the Company and Goran become jointly and severally liable for such amounts.

The Company, Goran, Granite Re, Goran Management Bermuda Ltd. ("Goran Bermuda") and G. Gordon Symons have entered into a consulting agreement, pursuant to which Goran Bermuda is entitled to receive from Granite Re an annual sum of $250,000. Upon a change of control of the Company or Goran, Goran Bermuda is entitled to a payment in the amount of $1,875,000. In the event Granite Re shall fail to pay the amounts due under the agreement, the Company and Goran become jointly and severally liable for such amounts.

                 2.     RATIFICATION OF APPOINTMENT OF AUDITORS

The board of directors proposes the ratification by the shareholders at the annual meeting of the appointment of the accounting firm of BDO Seidman, LLP ("BDO Seidman") as independent auditors for the Company's year ending December 31, 2003. A representative of BDO Seidman is expected to be present at the annual meeting with the opportunity to make a statement if he or she so desires. This individual will also be available to respond to any appropriate questions the shareholders may have.

            REPORT OF THE BOARD OF DIRECTORS REGARDING THE 2002 AUDIT

During a portion of 2002, the Audit Committee was composed of Larry S. Wechter, Robert C. Whiting and Terry W. Anker. Following the resignations of Robert C. Whiting on May 31, 2002 and Larry S. Wechter on August 12, 2002, the full board of directors carried out the responsibilities of the Audit Committee. The Company's Audit Committee is responsible for, among other things, reviewing with BDO Seidman, its independent auditors, the scope and results of their audit engagement. In connection with the fiscal 2002 audit, the board of directors has:

1. Reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2002;
2. Discussed with BDO Seidman the matters required by Statement on Auditing Standards No. 61, as amended, and
3. Received from and discussed with BDO Seidman the communication from BDO Seidman required by Independence Standards Board Standard No. 1 regarding their independence.

Based on the review and discussions described in the preceding items, the board of directors directed that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

The Audit Committee has adopted a charter, which was attached to the Company's 2001 proxy statement as Appendix A.

The  Board  of  Directors
   G.  Gordon  Symons,  Chairman
   Douglas  H.  Symons
   Terry  W.  Anker
   Michael  D.  Puckett



                              FEES PAID TO AUDITORS

AUDIT  FEES
The aggregate fees billed by BDO Seidman for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for the same fiscal year were approximately $350,416. The aggregate fees billed by BDO Seidman for the same services for the fiscal year ended December 31, 2001 were approximately $326,826.

AUDIT-RELATED  FEES
The aggregate fees for audit related services for the fiscal years ended December 31, 2002 and December 31, 2001, respectively, were $58,732 and $116,840. Audit related services primarily include fees for certain subsidiary separate company audits not required for purposes of BDO Seidman's audit of the Company's consolidated financial statements and plans and consultation on various accounting and reporting matters.

TAX  FEES
Tax compliance and tax consulting services during 2002 and 2001 were not provided to the Company by BDO Seidman.

ALL  OTHER  FEES
Other fees paid to BDO Seidman during the years ended December 31, 2002 and 2001 were approximately $67,733 and $85,280, respectively. Other services were related to various accounting matters including consultation on due diligence review, reinsurance and statutory accounting principles.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On December 28, 2001, Superior Insurance Group, Inc., a subsidiary of the Company, obtained a line of credit from Granite Re in the amount of $2,500,000. On October 23, 2002, Superior Insurance Group, Inc. obtained an additional line of credit of up to $1,000,000 from Granite Re. Both of the loans bear interest at a rate equal to the prime rate plus 5 %. The total principal balance outstanding on the loans as of April 17, 2003 was $2,030,000.

In 1997, the Company guaranteed a personal loan by an unrelated third party lender to Douglas H. Symons in the amount of $250,000. During 2002, the loan was renewed by the unrelated third party lender, and the Company did not renew its guarantee.

Pafco General Insurance Company ("Pafco"), an insurance subsidiary of the Company, engaged in reinsurance transactions with Granite Re during 2002. Granite Re is a wholly owned subsidiary of Goran.

On an ongoing basis, Pafco also reinsures with Granite Re non-automobile business written by Pafco and originated through Symons International Group (Florida), Inc., a subsidiary of Goran. Pafco did not cede premiums to Granite Re under this reinsurance agreement in 2002. Those reinsurance arrangements have been continued for 2003.

During 2002, IGF paid $500,000 to Granite Re as consideration for an indemnity provided to a third party by Granite Re for the benefit of IGF.

The Company paid $12,967 to Stargate Solutions Group, Inc. in 2002 for consulting and other services relative to the conversion to the Company's non-standard automobile operating system. Stargate Solutions Group, Inc., is owned by Kirk Symons, son of G. Gordon Symons and brother of Alan G. Symons and Douglas H. Symons.

During 2002, the Company paid David G. Symons approximately $7,076 for legal services. David G. Symons is the son of Alan G. Symons.

Superior Insurance Group, Inc., a wholly owned subsidiary of the Company, owns a less than 1% limited partnership interest in Monument Capital Partners I. The amount of the investment was $100,000. Larry S. Wechter, a director of the Company until August 12, 2002, is Managing Director and Chief Executive Officer of Monument Advisors, Inc. and Alan G. Symons, a director of the Company until May 31, 2002, is a director of Monument Advisors, Inc. Monument Advisors, Inc. is the general partner of Monument Capital Partners I.


                                PERFORMANCE GRAPH

The following performance graph compares the cumulative total shareholder return on the Company's common stock with Standard & Poor's 500 Stock Index and the Company's peer group for the years 1996 through 2002.
Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this proxy statement, in whole or in part), the preceding Compensation Committee and Audit Committee Reports and the stock price performance graph shall not be incorporated by reference in any such filings.


                      SHAREHOLDER PROPOSALS AND NOMINATIONS

Any shareholder of the Company wishing to have a proposal considered for inclusion in the Company's 2004 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of the Company on or before December 26, 2003. In order to be considered in the 2004 annual meeting, shareholder proposals not included in the Company's 2004 proxy solicitation materials, as well as shareholder nominations for directors, must be submitted
in  writing  to  the  Secretary  of  the  Company  at    least
Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this proxy statement, in whole or in part), the preceding Compensation Committee and Audit Committee Reports and the stock price performance graph shall not be incorporated by reference in any such filings.


                      SHAREHOLDER PROPOSALS AND NOMINATIONS

Any shareholder of the Company wishing to have a proposal considered for inclusion in the Company's 2004 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of the Company on or before December 26, 2003. In order to be considered in the 2004 annual meeting, shareholder proposals not included in the Company's 2004 proxy solicitation materials, as well as shareholder nominations for directors, must be submitted
in  writing  to  the  Secretary  of  the  Company  at    least


                               [GRAPHIC  OMITED]
least sixty (60) days before the date of the 2004 annual meeting, or, if the 2004 annual meeting is held prior to March 31, 2004, within ten (10) days after notice of the annual meeting is mailed to shareholders. The board of directors of the Company will review any shareholder proposals that are filed as required, and will determine whether such proposals meet applicable criteria for inclusion in its 2004 proxy solicitation materials or consideration at the 2004 annual meeting.


                                  OTHER MATTERS

Management is not aware of any business to come before the annual meeting other than those matters described in this proxy statement. However, if any other matters should properly come before the annual meeting, it is intended that the proxies solicited hereby will be voted with respect to those matters in accordance with the judgment of the persons voting the proxies. The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of common stock of the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

Each shareholder is urged to complete, date and sign the proxy and return it promptly in the enclosed return envelope. Insofar as any of the information in this proxy statement may rest peculiarly within the knowledge of persons other than the Company, the Company relies upon information furnished by others for the accuracy and completeness thereof.

Signed  by  Order  of  the  Board  of  Directors


                               [GRAPHIC  OMITED]


                               [GRAPHIC  OMITED]


Douglas  H.  Symons
Chief  Executive  Officer